Exhibit 99.1

WaterStone Bank's Consent Order Lifted

WAUWATOSA, WI – 12/13/2012 – A three-year old Consent Order between WaterStone Bank, SSB, a wholly-owned subsidiary of Waterstone Financial, Inc. (NASDAQ: WSBF), and regulators has been terminated after the Wauwatosa, Wisconsin financial institution satisfied the requirements of the Consent Order and returned to profitability.

The Consent Order issued by the Federal Deposit Insurance Corporation and the Wisconsin Department of Financial Institutions in November 2009 was issued as a result of significant loan losses that were incurred in 2008 and 2009.

Doug Gordon, President and Chief Executive Officer of WaterStone Bank, attributes the successful satisfaction of the Consent Order requirements to the employees of the Bank and its subsidiary, Waterstone Mortgage Corporation. "Our teams have worked diligently to improve operations and return to profitability," commented Gordon. "It is their hard work and dedication that will now allow WaterStone to continue with its plans for future growth."

WaterStone Bank reported net income for the nine months ended September 30, 2012 totaling $16.4 million compared to losses of $2.9 million and $2.1 million for the nine months ended September 30, 2011 and 2010 respectively.